Exhibit 99.1

PDI Announces Financial Results for Third Quarter 2005

          SADDLE RIVER, N.J., Nov. 3 /PRNewswire-FirstCall/ -- PDI, Inc. (Nasdaq: PDII) today announced its financial results for the quarter ended September 30, 2005.

          Third Quarter Results

          Revenue for the quarter ended September 30, 2005 was $76.5 million, 17.4% lower than revenue of $92.5 million for the quarter ended September 30, 2004. Gross profit for the quarter ended September 30, 2005 was $12.6 million, 48.5% lower than gross profit of $24.4 million for the quarter ended September 30, 2004. The operating loss was $8.3 million for the quarter ended September 30, 2005, compared to operating income of $9.0 million for the quarter ended September 30, 2004.  The Company had a net loss of $4.2 million for the quarter ended September 30, 2005, compared to net income of $5.5 million in the quarter ended September 30, 2004.  The net loss per share for the quarter ended September 30, 2005 was $0.30 versus net income per diluted share of $0.37 for the quarter ended September 30, 2004.

          First Nine Months Results

          Revenue for the nine months ended September 30, 2005 was $238.1 million, 13.9% lower than revenue of $276.6 million for the nine months ended September 30, 2004.  Gross profit for the nine months ended September 30, 2005 was $45.9 million, 36.9% lower than gross profit of $72.7 million for the nine months ended September 30, 2004. The operating loss was $9.0 million for the nine months ended September 30, 2005, compared to operating income of $27.1 million for the nine months ended September 30, 2004.  The Company had net income of $268,000 for the nine months ended September 30, 2005, compared to net income of $16.5 million in the nine months ended September 30, 2004.  Net income per diluted share for the nine months ended September 30, 2005 was $0.02 versus net income per diluted share of $1.11 for the nine months ended September 30, 2004.

          Larry Ellberger, PDI’s interim CEO, said, “We are greatly disappointed with the third quarter results. PDI’s performance thus far in 2005 is clearly unacceptable, and we do not anticipate a significant improvement in the fourth quarter of 2005. We are taking action to improve 2006 performance, including adding business development resources in the contract sales unit, TVG and Pharmakon, planning appropriate reductions of corporate overhead costs, and making timely decisions regarding unprofitable business units. We are also continuing to seek accretive acquisitions of complimentary businesses that will also bolster our ability to compete and win new contract sales engagements, especially with small and emerging pharmaceutical companies who are responsible for an increasing number of new drug approvals.”

          Mr. Ellberger continued, “We are committed to maintaining our leadership position in contract sales and believe that market conditions are favorable for an increased use of outsourced sales forces in the pharmaceutical industry.  We are taking the steps necessary to get the business back to profitability without compromising the high level of service our clients expect from PDI.”

          Events in the Quarter

          The Company accrued severance for certain employees in the quarter totaling approximately $1.68 million.  This does not include the severance for Charles T. Saldarini, PDI’s former CEO who resigned from the Company in the fourth quarter of 2005.  Mr. Saldarini’s severance of approximately $2.8 million will be recognized in the fourth quarter.

          On September 26, 2005, a purported class action lawsuit was served upon the Company regarding a suit that was filed in the San Francisco County Superior Court on behalf of certain current and former employees alleging violations of certain sections of the California Labor Code.  On October 26, 2005, the Company filed an answer to the complaint. Although this purported class action is in its early stages and the Company intends to defend the action vigorously, the Company believes it has taken an adequate reserve of $3.3 million.

          Conference Call Information

          PDI will conduct a briefing of its results via conference call and webcast on Friday, November 4, 2005 at 9:00 AM eastern time.  The webcast of the event will be accessible through the Investor Relations section of PDI’s website, http://www.pdi-inc.com.  The webcast will be archived on the website for future on-demand replay.

          For those without internet access, the briefing can be accessed by dialing 1-877-423-4030 and asking for the PDI Third Quarter 2005 Financial Results Call.  The call play back will be available for two weeks by calling 1-800-642-1687 and entering the call number 1347014.

          About PDI, Inc.

          PDI, Inc. (Nasdaq: PDII) is a diversified sales and marketing services provider to the pharmaceutical industry.  PDI’s comprehensive set of next- generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability.  Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

          PDI’s sales and marketing services include dedicated contract sales, Select Access(TM), clinical sales teams, marketing research and consulting, medical education and communications and integrated commercial solutions for products from pre-launch through patent-expiration.  The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

          PDI’s commitment is to deliver innovative solutions, unparalled execution and superior results for its clients.  Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry.  Recognized as an industry pioneer, PDI remains committed to continued innovation.

          For more information, visit the Company’s website at http://www.pdi-inc.com.

          Forward Looking Statements

          This press release contains forward-looking statements regarding future events and financial performance.  These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves the Company has taken, the financial viability of certain companies whose debt and equity securities we hold, outcome of certain litigations, and the Company’s ability to implement its current business plans and the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2004, and PDI’s periodic reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2005.  The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Service, net	$76,486	$92,525	$238,125	$277,666
Product, net	—	(3)	—	(1,034)
Total revenue, net	76,486	92,522	238,125	276,632
Cost of goods and services:
Program expenses (including related party amounts of $0 and $0 for the three months ended September 30, 2005 and 2004, respectively; $0 and $180 for the nine months ended September 30, 2005 and 2004, respectively)	63,926	68,127	192,234	203,670
Cost of goods sold	—	10	—	244
Total cost of goods and services	63,926	68,137	192,234	203,914
Gross profit	12,560	24,385	45,891	72,718
Compensation expense	9,426	8,409	24,963	26,549
Other selling, general and administrative expenses	7,759	6,686	23,151	17,946
Asset impairment	—	—	2,833	—
Legal and related costs	3,625	255	3,965	1,143
Total operating expenses	20,810	15,350	54,912	45,638
Operating (loss) income	(8,250)	9,035	(9,021)	27,080
Other income, net	1,368	231	7,162	860
(Loss) income before (benefit) provision for taxes	(6,882)	9,266	(1,859)	27,940
(Benefit) provision for income taxes	(2,698)	3,799	(2,127)	11,455
Net (loss) income	$(4,184)	$5,467	$268	$16,485
Net (loss) income per share of common stock:
Basic	$(0.30)	$0.37	$0.02	$1.13
Assuming dilution	$(0.30)	$0.37	$0.02	$1.11
Weighted average number of common shares and common share equivalents outstanding:
Basic	13,867	14,621	14,379	14,538
Assuming dilution	13,985	14,933	14,505	14,873

PDI, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2005	December 31, 2004

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$93,771	$81,000
Short-term investments	4,323	28,498
Accounts receivable, net of allowance for doubtful accounts of $314 and $74 at September 30, 2005 and December 31, 2004, respectively	26,054	26,662
Unbilled costs and accrued profits on contracts in progress	9,024	3,393
Federal income tax refund receivable	8,031	—
Other current assets	10,480	12,558
Deferred tax asset	4,218	3,325
Total current assets	155,901	155,436
Net property and equipment	15,591	17,170
Deferred tax asset	—	5,832
Goodwill	24,244	23,791
Other intangible assets	18,127	19,548
Other long-term assets	2,815	2,928
Total assets	$216,678	$224,705
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,193	$7,217
Accrued returns	728	4,316
Accrued incentives	11,518	16,282
Accrued salaries and wages	9,016	8,414
Unearned contract revenue	13,144	6,924
Accrued settlements and legal costs	3,488	1,140
Income taxes and other accrued expenses	18,929	14,987
Total current liabilities	61,016	59,280
Deferred tax liability	683	—
Total liabilities	61,699	59,280
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued and outstanding
Common stock, $.01 par value, 100,000,000 shares authorized: 14,915,844 and 14,820,499 shares issued at September 30, 2005 and December 31, 2004, respectively; 13,913,944 and 14,815,499 shares outstanding at September 30, 2005 and December 31, 2004, respectively	149	148
Additional paid-in capital	117,850	116,737
Retained earnings	50,905	50,637
Accumulated other comprehensive income	180	76
Unamortized compensation costs	(1,132)	(2,063)
Treasury stock, at cost: 1,001,900 and 5,000 shares at September 30, 2005 and December 31, 2004, respectively	(12,973)	(110)
Total stockholders’ equity	154,979	165,425
Total liabilities & stockholders’ equity	$216,678	$224,705

PDI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended 2005	September 30, 2004

	(unaudited)	(unaudited)
Cash Flows From Operating Activities:
Net income	$268	$16,485
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,256	4,272
Provision for bad debt and credit losses	971	54
Asset impairment	2,833	—
Gain on sale of investment	(4,444)	—
Loss on disposal of assets	266	264
Provision for deferred taxes	5,622	7,660
Stock compensation costs	1,114	1,135
Other changes in assets and liabilities:
Decrease in accounts receivable	368	19,665
Decrease in inventory	—	43
(Increase) decrease in unbilled costs	(5,631)	1,599
(Increase) in federal income tax refund receivable	(8,031)	—
Decrease (increase) in other current assets	1,347	(470)
Decrease in other long-term assets	113	68
(Decrease) in accounts payable	(1,541)	(5,779)
(Decrease) in accrued returns	(3,588)	(18,208)
(Decrease) in accrued liabilities	(4,473)	(3,471)
Increase in unearned contract revenue	6,220	3,392
Increase (decrease) in income taxes and other accrued expenses	6,290	(2,016)
Net cash provided by operating activities	1,960	24,693
Cash Flows From Investing Activities
Sales (purchases) of short-term investments	24,279	(22,572)
Cash paid for acquisition, including acquisition costs	(1,936)	(28,394)
Proceeds from sale of investment	4,444	—
Purchase of property and equipment	(4,415)	(7,774)
Proceeds from sale of assets	60	—
Net cash provided by (used in) investing activities	22,432	(58,740)
Cash Flows From Financing Activities
Net proceeds from employee stock purchase plan and the exercise of stock options	1,242	3,136
Cash paid for repurchase of shares	(12,863)	—
Net cash (used in) provided by financing activities	(11,621)	3,136
Net increase (decrease) in cash and cash equivalents	12,771	(30,911)
Cash and cash equivalents at beginning of period	81,000	113,288
Cash and cash equivalents at end of period	$93,771	$82,377

SOURCE  PDI, Inc.
          -0-                                                  11/03/2005
          /CONTACT:  Stephen P. Cotugno, Executive Vice President-Corporate Development of PDI, Inc., +1-201-574-8617/
          /Web site:  http://www.pdi-inc.com /
          (PDII)